                                                                       EXHIBIT 3


                                 Citibank, N.A.
                                399 Park Avenue
                               New York, NY 10022



                                                                     May 7, 1999


McDermott International, Inc.
1450 Poydras Street
New Orleans, Louisiana 70112


Attention of Mr. Robert A. Jolliff
          Treasurer


                              BRIDGE CREDIT FACILITY

                              COMMITMENT LETTER


Ladies and Gentlemen:

You have advised us that, pursuant to a merger agreement to be entered into by McDermott International, Inc., a Panamanian corporation (the "Borrower") and J. Ray McDermott, S.A. ("JRMSA"), the Borrower intends to cause a newly organized subsidiary of the Borrower (the "Acquisition Sub") to commence a tender offer (the "Tender Offer") for the purchase of all the shares of common stock of JRMSA not directly or indirectly owned by the Borrower (the "Shares"). The acceptance of Shares tendered pursuant to the Tender Offer will be conditioned upon the receipt of tenders representing at least a majority of the Shares. Following the acceptance of Shares pursuant to the Tender Offer, the Borrower intends, pursuant to a merger of JRMSA with the Acquisition Sub, to acquire the remaining Shares at a per Share price equal to the price paid in the Tender Offer (the "Merger"). Promptly after the Merger, the Borrower will cause JRMSA to pay a cash dividend and/or make a loan to the Borrower in an aggregate amount that, together with any cash of the Borrower available for such purpose, will be sufficient to prepay all amounts outstanding under the Facility referred to below (the "JRMSA Payment") and will apply the proceeds of the JRMSA Payment and all such available cash to prepay all amounts outstanding under the Facility. The Tender Offer, the Merger, the JRMSA Payment and the other transactions contemplated hereby are collectively referred to herein as the "Transactions".

In connection with the Tender Offer and the other Transactions, you have advised us that the Borrower desires to establish the credit facility described in the Summary of Terms and Conditions attached hereto as Annex 1 (the "Facility"). You have asked Citibank, N.A. ("Citibank") to act as administrative agent and to provide you with a commitment for the entire amount of the Facility. You have asked Salomon Smith Barney, Inc. ("SSB") to act as sole lead arranger, book runner and syndication agent with respect to the Facility.

Citibank is pleased to inform you of its commitment to provide up to the entire amount of the Facility. You hereby retain Citibank, and Citibank hereby agrees to act, as sole administrative agent for the Facility. You hereby retain SSB, and SSB hereby agrees to act, as sole lead arranger, book runner and syndication agent for the Facility. The commitment and agreements of Citibank and SSB are subject to the terms and conditions described in this letter and the attached Annex I (collectively, the "Commitment Letter").

CONDITIONS PRECEDENT
--------------------

The commitment and agreements of Citibank and SSB are subject to: (i) the preparation, execution and delivery of mutually acceptable documentation, including a credit agreement and related security documentation incorporating substantially the terms and conditions outlined in this Commitment Letter; (ii) the absence of a material adverse change in the business, condition (financial or otherwise), operations, properties or prospects of the Borrower, as reflected in its audited consolidated financial statements for the fiscal year ended March 31, 1999 (it being agreed that the establishment of a reserve for asbestos-related liabilities that does not result in a violation of the minimum consolidated tangible net worth covenant described in Annex I hereto will not in and of itself constitute such a material adverse change); (iii) the accuracy of all representations which you make to us and all information which you furnish us and your compliance with the terms of this Commitment Letter; (iv) the payment in full of all fees, expenses and other amounts payable hereunder; (v) the closing of and initial funding under the Facility occurring on or prior to July 31, 1999, and (vi) the other conditions set forth in Annex 1 hereto.

COMMITMENT TERMINATION
----------------------

The commitments and undertakings of Citibank and SSB set forth in this Commitment

Letter will terminate on July 31, 1999 unless the Facility closes on or before such date. Prior to such date, this Commitment Letter may be terminated (i) by the Borrower at any time at its option upon payment of any fees, expenses or other amounts then payable hereunder or (ii) by Citibank and SSB if any event occurs or information has become available which, in their reasonable judgment, results or is reasonably likely to result in the failure to satisfy any condition set forth in the preceding paragraph.

SYNDICATION
-----------

Citibank reserves the right, prior to or after the closing and initial funding under the Facility, to transfer portions of its commitment hereunder to one or more other financial institutions arranged by SSB in consultation with the Borrower that will become parties to and Lenders under the definitive credit documentation (and upon the acceptance of a commitment from any such financial institution, Citibank will be released from a like amount of its commitment hereunder).

SSB will act as syndication agent with respect to the Facility and will manage all aspects of the syndication in consultation with you, including the timing of all offers to potential Lenders, the acceptance of commitments and the determination of the amounts offered and the compensation provided.

You agree to take all such action as SSB may reasonably request to assist SSB in forming a syndicate acceptable to SSB and you. Your assistance in forming such syndicate shall include but not be limited to: (i) making senior management and representatives of the Borrower and JRMSA available to participate in information meetings with potential Lenders at such times and places as SSB may reasonably request; (ii) using your best efforts to ensure that the syndication efforts benefit from your lending relationships; and (iii) providing SSB with all information reasonably deemed necessary by SSB to successfully complete the syndication.

To ensure an orderly and effective syndication of the Facilities, you agree that until SSB advises you that its syndication effort have been completed, you will not, and will not permit any of your subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security (including any renewals thereof) in the commercial bank market, except with the prior written consent of SSB; provided, however, that the foregoing shall not limit your ability or that of your subsidiaries to (i) issue commercial paper, (ii) use other short-term debt programs currently in place, (iii) issue equity or public debt securities or effect securitizations or (iv) amend existing bank credit agreements.

It is agreed that Citibank will act as the sole administrative agent for the Facility and that SSB will act as the exclusive syndication agent and that no additional agents, co-agents or arrangers will be appointed, or other titles conferred, without the consent of Citibank and SSB. You agree that no Lender will receive any compensation of any kind for its participation in the Facility, except as expressly provided for in the Fee Letter (as defined below) or in Annex I.

FEES
----

The fees payable to Citibank and SSB are set forth in that certain letter between you and us of even date herewith (the "Fee Letter"). The terms of the Fee Letter are an integral part of the commitments and undertakings of Citibank and SSB hereunder and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in the Fee Letter shall be non-refundable when paid.

INDEMNIFICATION
---------------

You agree to indemnify and hold harmless Citibank and SSB, each Lender and their respective officers, directors, employees, agents, advisors, representatives, affiliates, and controlling persons (each an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted against any Indemnified Party in connection with this Commitment Letter or the transactions contemplated hereby (including, without limitation, those arising out of or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, or any use made or proposed to be made of the proceeds of the Facility), whether or not an Indemnified Party is a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. Your obligation to the Indemnified Parties hereunder shall survive the expiration or termination of this Commitment Letter.

You agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its security holders for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct or from a breach by such Indemnified Party of its obligations under this Commitment Letter.

COSTS AND EXPENSES
------------------

In further consideration of the commitment and undertakings of Citibank and SSB hereunder, and recognizing that in connection herewith that Citibank and SSB are incurring substantial costs and expenses (including, without limitation, fees and disbursements of counsel, due diligence, syndication, transportation, computer, duplication, messenger, appraisal, audit, and insurance costs and expenses), you hereby agree to pay, or reimburse Citibank and SSB on demand for, all such reasonable costs and expenses (whether incurred before or after the date hereof), regardless of whether any of the transactions contemplated hereby are consummated. You also agree to pay all reasonable costs and expenses of Citibank and SSB (including, without limitation, fees and disbursements of counsel) incurred in connection with the enforcement of any of their rights and remedies hereunder. Your obligation in respect of costs and expenses shall survive the expiration or termination of this Commitment Letter.

CONFIDENTIALITY
---------------

By accepting delivery of this Commitment Letter, you agree that this Commitment Letter is for your confidential use only and that neither its existence nor the terms hereof will be disclosed by you to any person other than your officers, directors, employees, accountants, attorneys and other advisors, and then only on a "need to know" basis in connection with the transactions contemplated hereby and on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereof and of the Fee Letter and your return of executed counterparts of this Commitment Letter and the Fee Letter to us as provided below, (i) you may make public disclosure of the terms and conditions of this letter, with the exception of the terms and conditions of the Fee Letter, and (ii) you may file a copy of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law to be filed. The parties hereto agree that the matters covered in the Fee Letter are intended by the parties to be confidential, and the parties hereto agree that the contents thereof shall not be disclosed to any person other than their respective officers, directors, employees, accountants, attorneys, other advisors and regulators, and then only on a confidential "need to know" basis in connection with the transactions contemplated hereby. The parties also agree that they may make such disclosures regarding the Fee Letter as they would be required to make by law or requested to make by any regulator. Your obligations hereunder with respect to confidentiality shall survive the expiration or termination of this Commitment Letter.

REPRESENTATIONS AND WARRANTIES OF THE BORROWER
----------------------------------------------

You represent and warrant that all information which has been or will hereafter be made available to Citibank and SSB, any Lender or any potential Lender by you or any of your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made. You agree to supplement such information from time to time so that the representation and warranty contained in this paragraph remains correct.

In issuing their commitment and undertakings, Citibank and SSB are relying on the accuracy of the information furnished to them by or on behalf of the Borrower and its affiliates without independent verification thereof.

NO THIRD PARTY RELIANCE, ETC
----------------------------

The agreements of Citibank and SSB hereunder and of any Lender that issues a commitment to provide financing under the Facility are made solely for the benefit of the Borrower and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein or in Annex I are subject to mutual agreement of the parties. The terms and conditions of this Commitment Letter and of the commitment and agreements of Citibank and SSB hereunder may be modified only in writing.

You should be aware that Citibank and SSB or one or more of their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Be assured, however, that consistent with our long-standing policies to hold in confidence the affairs of our customers, neither Citibank or SSB nor any of their affiliates will furnish confidential information obtained from you to any of its other customers. By the same token, neither Citibank and SSB nor any of their affiliates will make available to you confidential information that it obtained or may obtain from any other customer.

GOVERNING LAW
-------------

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to any conflict of law provisions thereof). This Commitment Letter may be executed in any number of counterparts. Delivery of an executed counterpart of this Commitment Letter by telecopier shall be as effective as delivery of a manually executed counterpart.

WAIVER OF TRIAL BY JURY
-----------------------

Each party hereto irrevocably waives all right to trial by jury in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the attached Fee Letter and returning them to Lydia G. Junek, in care of William T. Fox, 399 Park Avenue, New York, New York 10043 (fax: (212)-832-9857) at or before the earlier of 5:00 p.m. (New York City time) on May 7, 1999, and the time at which the Tender Offer is publicly announced, failing which the commitments and undertakings of Citibank and SSB set forth above (if not so accepted prior thereto) will expire. If you elect to deliver this Commitment Letter via fax, please arrange for the executed original to follow by next-day courier. This Commitment Letter shall be binding upon Citibank upon Citibank's execution hereof, notwithstanding that it shall not yet have been executed by SSB.


                              Very truly yours,

                              SALOMON SMITH BARNEY, INC.,


                              By: __________________________
                                  Name:
                                  Title:


                              CITIBANK, N.A.,


                              By: __________________________
                              Name:
                              Title:

ACCEPTED AND AGREED
this 7th day of May, 1999:

MCDERMOTT INTERNATIONAL, INC.,


By: __________________________
    Name:
    Title:

                                                                         ANNEX I

                                 MCDERMOTT INTERNATIONAL, INC.

                                 Senior Secured Credit Facility
                                 Summary of Terms and Conditions


Borrower:                 McDermott International, Inc., a Panamanian
                          corporation (the "Borrower").

Transactions:             Pursuant to a merger agreement to be entered into by
                          the Borrower and J. Ray McDermott, S.A. ("JRMSA"), the
                          Borrower intends to cause a newly organized subsidiary of the Borrower (the "Acquisition Sub") to commence a tender offer (the "Tender Offer") for the purchase of all the shares of common stock of JRMSA not directly or indirectly owned by the Borrower (the "Shares").
                          The acceptance of Shares tendered pursuant to the Tender Offer will be conditioned upon the receipt of tenders representing at least a majority of the Shares. Following the acceptance of Shares pursuant to the Tender Offer, the Borrower intends, pursuant to a merger of JRMSA with the Acquisition Sub, to acquire the remaining Shares at a per Share price equal to the price paid in the Tender Offer (the "Merger").
                          Promptly after the Merger, the Borrower will cause
                          JRMSA to pay a cash dividend and/or make a loan to the Borrower in an aggregate amount that, together with any cash of the Borrower available for such purpose, will be sufficient to prepay all amounts outstanding under the Facility referred to below (the "JRMSA
                          Payment") and will apply the proceeds of the JRMSA
                          Payment and all such available cash to prepay all amounts outstanding under the Facility. The Tender
                          Offer, the Merger, the JRMSA Payment and the other transactions contemplated hereby are collectively referred to herein as the "Transactions".


Facility:                 A senior secured term loan facility (the "Facility")
                          in the amount of $525,000,000.

Lead Arranger
 and Book  Runner:        Salomon Smith Barney, Inc. ("SSB")

Administrative
 Agent: Citibank, N.A. ("Citibank") will act as sole Administrative Agent for a syndicate of lenders (together with Citibank, the "Lenders") to be arranged by SSB in consultation with the Borrower.

Other Agents:             As agreed between the Borrower and SSB.

Purpose: To provide funding for the acquisition of Shares pursuant to the Tender Offer and the Merger.

Maturity:                 September 30, 1999.

Security:                 The Facility and any related hedging facility provided
                          by any Lender to the Borrower will be secured by a first priority pledge of (i) all stock of JRMSA held or acquired by the Borrower or any of its subsidiaries, and (ii) any securities held or acquired by the Borrower or any of its subsidiaries that are convertible into stock of JRMSA (collectively, the "Collateral").

Conditions
 Precedent to
 Initial Borrowing:       Usual and customary for facilities and transactions of
                          this type, including evidence of authority; obtaining of necessary approvals and consents; delivery of satisfactory legal opinions; execution and delivery of definitive credit and security documentation satisfactory to the Administrative Agent; completion of all filings and other actions necessary to perfect security interests; absence of material adverse change in the business, assets, operations, condition
                          (financial or otherwise) or prospects of the Borrower and its subsidiaries (it being agreed that the establishment of a reserve for asbestos-related liabilities that does not result in a violation of the minimum consolidated tangible net worth covenant described below will not in and of itself constitute such a material adverse change); absence of defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the transactions contemplated hereby (subject to certain de minimis exceptions to be agreed upon); absence of certain material litigation; payment of fees and expenses; and the following additional conditions:

                          1. The existing credit facility of JRMSA (the "JRMSA Facility") shall have been amended in a manner satisfactory to the Administrative Agent to permit the Transactions, or arrangements satisfactory to the Administrative Agent shall have been made for the termination of the JRMSA Facility and the repayment of all amounts outstanding thereunder.

                          2. Except as otherwise agreed by the Administrative Agent, the terms of the Tender Offer (including, without limitation, the per Share price to be offered therein and the conditions to the Borrower's obligations to purchase Shares) shall be those set forth in the Merger Agreement in the form heretofore delivered to the Administrative Agent.

                          3. The Administrative Agent shall be satisfied that no legal, contractual or other impediment will exist that could reasonably be expected to prevent the completion of the Merger promptly following the purchase of Shares pursuant to the Tender Offer.

                          4. The Administrative Agent shall be satisfied that JRMSA holds cash, cash equivalents and investments in debt securities available for the payment of the JRMSA Payment in an amount at least equal to $525,000,000 and that no legal, contractual or other impediment will exist that could reasonably be expected to prevent the making of the JRMSA Payment promptly following the Merger.

                          5. The conditions to the purchase of Shares pursuant to the Tender Offer shall have been satisfied without any amendment or waiver not consented to by the Administrative Agent, and at least a majority of the Shares shall have been or shall simultaneously be accepted for purchase pursuant to the Tender Offer on the terms set forth therein and in accordance with applicable law.

                          6. The Borrower shall have delivered to the Administrative Agent for each Lender a statement on Federal Reserve Form U-1 demonstrating the compliance of the loans made pursuant to the Facility with Regulation U of the Board of Governors of the Federal Reserve System.

Conditions
 Precedent to Each        Delivery of a borrowing notice; accuracy of all
 Borrowing:               representations and warranties; and absence of
                          defaults at the time of, and after giving effect to, borrowing.

Mandatory
 Prepayments and
 Commitment               Upon consummation of the Merger, the commitments will
 Reductions:              terminate and the Borrower will cause JRMSA to make
                          the JRMSA Payment and apply the proceeds thereof to prepay amounts outstanding under the Facility.

Voluntary
 Commitment
 Reductions/              Voluntary prepayments of borrowings under the
 Prepayments:             Facility, and voluntary reductions of the unutilized
                          portion of the Facility commitments, will be permitted at any time, in whole or in part, in minimum principal amounts of $10,000,000 or integral multiples of $1,000,000 in excess thereof, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the event of any prepayment other than on the last day of an Interest Period.

Interest Rates and
 Fees:                    See the pricing grid attached hereto.


Documentation:            A credit agreement (the "Credit Agreement") and other
                          loan, and security documentation incorporating the terms contained herein, other customary terms and provisions and such other provisions as the Administrative Agent may reasonably require in the context of the transactions contemplated hereby.

Representations
 and Warranties:          Customary for facilities and transactions of this
                          type, including:


                          1.  Organization; Powers
                          2.  Authorization
                          3.  Enforceability
                          4.  Governmental approvals

                          5.  Financial statements
                          6.  Absence of material adverse change since
                              December 31, 1998
                          7.  Title to properties; Possession under leases
                          8.  Subsidiaries
                          9.  Litigation; Compliance with laws
                         10.  Federal Reserve regulations
                         11. Investment Company Act; Public Utility Holding Company Act
                         12.  Use of proceeds
                         13.  Tax returns
                         14.  Disclosure
                         15.  Employee benefit plans
                         16.  Environmental and safety matters
                         17.  Solvency
                         18. Absence of limitations on JRMSA Payments and advances by subsidiaries
                         19.  Year 2000 compliance

Affirmative
 Covenants:              Usual for facilities and transactions of this type,
                         including but not limited to:

                         1.  Existence; Business and properties
                         2.  Insurance
                         3.  Obligations and taxes
                         4.  Financial statements, reports, etc.
                         5.  Litigation and other notices
                         6.  ERISA
                         7. Maintaining records; Access to properties and inspections
                         8. Use of best efforts to complete the Merger promptly following the Tender Offer
                         9.  Making of JRMSA Payment promptly following Merger


Negative Covenants:      Usual for facilities and transactions of this type,
                         including but not limited to prohibitions of or limitations on:

                         1.  Indebtedness
                         2.  Liens
                         3.  Sale and leaseback transactions
                         4.  Investments, loans and advances
                         5. Mergers, consolidations, sales of assets and acquisitions
                         6.  Amendment of material agreements
                         7.  Transactions with affiliates
                         8.  Business of Borrower and subsidiaries
                         9. Dividends and other restricted payments, including prohibitions of (i) dividends and distributions and
                             (ii) voluntary prepayments or purchases of indebtedness
                        10.  Direct or indirect limitations on
                             dividends, distributions and advances from subsidiaries except for restrictions contained on the date hereof in debt agreements of such subsidiaries that do not restrict the JRMSA Payment and restrictions in connection with non-recourse project financings



Financial
 Covenants:                 Minimum Consolidated Tangible Net Worth:  No less
                            at any time than $250,000,000.

Events of Default:          Minimum Cash, Cash Equivalents and Investments in
                            Debt Securities of JRMSA: Minimum of $525,000,000 at all times.


                            Usual for facilities and transactions of this type, including but not limited to:

                            1.  Failure to pay
                            2.  Breach of representations and warranties
                            3. Default under covenants (after grace periods to be agreed upon in the case of certain affirmative covenants)
                            4.  Voluntary bankruptcy
                            5.  Involuntary bankruptcy
                            6. Cross acceleration and cross default (including certain mandatory prepayment or repurchase events under other debt instruments)
                            7.  Change of ownership or control
                            8.  Unsatisfied material judgments
                            9.  ERISA.

Cost and Yield
 Protection:              Usual for facilities and transactions of this type,
                          including but not limited to compensation in respect of redeployment costs, reserve requirements, taxes
                          (including gross-up provisions for changes in the law regarding withholding and other taxes) and decreased returns resulting from changes in U.S. or foreign capital adequacy requirements, guidelines or policies or their interpretation or application, and any other yield and increased cost protection deemed necessary by the Administrative Agent to provide customary protection for U.S. and non-U.S. banks.

Assignments and
 Participations:          Lenders will be permitted to assign loans and
                          commitments with the prior written consent of the Borrower (not to be unreasonably withheld).
                          Assignments will be in a minimum amount equal to the lesser of (x)$5,000,000 and (y) 2.5% of the aggregate amount of the Facility (or the remaining amount of a Lender's commitment) and will not result in a Lender holding commitments less than the lesser of (x)
                          $5,000,000 or (y) 2.5% of the aggregate amount of the Facility. Assignments will be by novation, i.e., assignees will succeed to the rights and obligations of the assignor Lenders. Assignments to any Lender or affiliate thereof or any Federal Reserve Bank will be permitted without consent. Participations will be without restriction and participants will be entitled to yield and increased cost protection to the same extent as the participating Lender. Voting rights of participants will be limited to changes in amounts, rates, fees and maturity. Each assignment will be subject to the payment by the Lenders party to such assignment of a service fee to the Administrative
                          Agent.


Expenses and
 Indemnification:         All reasonable out-of-pocket expenses of Citibank and
                          SSB (and the Lenders for waivers, modifications, enforcement costs and documentary taxes) associated with (i) the arrangement and syndication of the Facility and (ii) the preparation, execution and delivery and enforcement of the Credit Agreement
                          (including reasonable fees, charges and disbursements of counsel) are to be paid by the Borrower.

                          The Borrower will indemnify Citibank, SSB and the Lenders against and hold them harmless from all costs, expenses (including reasonable fees, charges and disbursements of counsel) and liabilities resulting from any litigation or other proceedings (regardless of whether Citibank, SSB or any Lender is a party thereto), or from any investigation, related to or arising out of the transactions contemplated hereby, except to the extent such costs, expenses and liabilities are determined by the final judgment of a court to have resulted from the wilful misconduct or gross negligence of the party seeking idemnification.

Counsel for Citibank
New York and SSB:         Cravath, Swaine & Moore.

Governing Law:

Commitment Fee:           A commitment fee will accrue on the unused commitments
                          in respect of the Facility commencing on the date of execution of definitive credit documentation (the
                          "Closing Date") and payable quarterly in arrears based on the actual number of days elapsed over a 360-day year. The rate at which the commitment fee will accrue will be determined based on certain financial ratios of the Borrower as set forth in the pricing grid following this Annex.

Interest Rates:           Interest will be payable on the outstanding loans
                          under the Facility at rates based upon Adjusted LIBOR plus the Eurodollar Margin or ABR plus the Base Rate
                          Margin, as selected by the Borrower.

                          The Eurodollar Margin and the Base Rate Margin will be determined based on certain financial ratios of the Borrower as set forth in the pricing grid following this Exhibit.

                          As used herein, (a) Adjusted LIBOR means the London interbank offered rate for deposits in U.S. Dollars adjusted for statutory reserves, and (b) Alternate Base Rate, or ABR, means the higher of (i) Citibank's Prime Rate and (ii) the Federal Funds Effective Rate plus 1/2 of 1%.


Interest Periods:         LIBOR Loans: At the Borrowers' option: 1, 2, 3 or 6
                          months.

                          Interest on LIBOR Loans will be payable at the end of each interest period (but not less often than every three months) and upon prepayment, if permitted, in arrears on the basis of a 360-day year (calculated on the basis of the actual number of days elapsed). Interest on ABR Loans will be payable quarterly in arrears, and upon prepayment, on the basis of a 365/366-day year when based on Citibank's Prime Rate and upon a 360-day year when based upon the Federal Funds Effective Rate (in each case calculated on the basis of the actual number of days elapsed).

Notifications of
 Borrowings:              LIBOR Loans:  3 business days

                          ABR Loans:  one business day

                         MCDERMOTT INTERNATIONAL, INC.
                                 Pricing Grid


---------------------------------------------------------------------------------------------------------------
                           Standard & Poor's
Pricing                   Long-Term Unsecured         Eurodollar            Base Rate              Commitment
Level                       Debt Ratings(1)            Margin(2)            Margin(2)                Fee(2)
---------------------------------------------------------------------------------------------------------------
I                               BBB                     100.0                  0.0                   25.0
---------------------------------------------------------------------------------------------------------------
II                              BBB-                    125.0                 25.0                   30.0
---------------------------------------------------------------------------------------------------------------
III                             BB+                     162.5                 62.5                   35.0
---------------------------------------------------------------------------------------------------------------
IV                              BB                      200.0                100.0                   40.0
---------------------------------------------------------------------------------------------------------------
V                               BB-                     250.0                150.0                   50.0
---------------------------------------------------------------------------------------------------------------
VI                              Lower than BB- or       300.0                200.0                   75.0
                                unrated
---------------------------------------------------------------------------------------------------------------

(1) Based upon the Borrower's senior unsecured long-term debt ratings.

(2) In basis points per annum.